Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-187725 of Huntington Bancshares Incorporated on Form S-8 of our report dated June 28, 2019, with respect to the financial statements and supplemental schedule of the Huntington Investment and Tax Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2018.
/s/ Ary Roepcke Mulchaey, P.C.
Columbus, Ohio
June 28, 2019